Exhibit 14.1

Rexford Industrial Realty, Inc.

Code of Business Conduct and Ethics

Compliance with Regulation FD	16
ENVIRONMENT, HEALTH AND SAFETY	17
Environment	17
Health and Safety	17
EMPLOYMENT PRACTICES	17
Harassment and Discrimination	18
Alcohol and Drugs	18
Violence Prevention and Weapons	18
CONCLUSION	19

LETTER FROM THE CHIEF EXECUTIVE OFFICER
April 21, 2026

Dear Rexford Industrial Realty, Inc. Employee:
Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, shareholders, tenants, contractors, real estate brokers/agents, partners, lenders, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.
As an employee of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company’s high standards of business ethics in each and every one of these situations. It is not possible for our Code of Business Conduct and Ethics (the “Code”) to address every situation that you may face. If you use your good business judgment and experience, your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

We encourage you to take this opportunity to review our policies and to discuss any questions you may have with your supervisor. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers and employees. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.

Sincerely,

Laura Clark
Chief Executive Officer

INTRODUCTION
Purpose
This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer and our Chief Financial Officer as our “principal financial officers.”

After carefully reviewing this Code, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned to the Company’s General Counsel within ten
(10) business days of your receipt of this Code.

Seeking Help and Information
This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s Chief Executive Officer or General Counsel. The Company has also established an Ethics Helpline that is available 24 hours a day, 7 days a week at 1-855-877-6042. You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in addressing your questions or concerns.

Reporting Violations of the Code
All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Company’s Chief Executive Officer and/or General Counsel, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Company’s Chief Executive Officer and/or General Counsel directly. You may also report known or suspected violations of the Code on the Ethics Helpline that is available 24 hours a day, 7 days a week at 1-855-877-6042. You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in investigating your concern. Third parties and stakeholders may also report suspected violations of this Code by an employee to the Ethics Helpline, where possible and requested, effort will be made to ensure these reports are anonymous. All reports of known or suspected violations of the law or this Code will be handled sensitively and, where possible, effort will be made to ensure details of the report are kept confidential. Your supervisor, the Company’s General Counsel and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

All employees will be held accountable for adherence to this Code. It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may be implemented via the Company’s performance appraisal process and result in reduced remuneration and could include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation
The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of this Code or of a law, rule or regulation. Retaliation for reporting a federal offense is illegal under federal law. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Notwithstanding anything to the contrary contained herein, no provision of this Code shall be interpreted so as to impede the Employee (or any other individual) from reporting ethical concerns or possible violations of local or federal law or regulation to any manager, executive, Board member, law enforcement agency, governmental agency or the company’s whistleblower reporting mechanism or making other disclosures under the whistleblower provisions of local or federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures, and you are not required to notify the Company that such reports or disclosures have been made. The Company’s whistleblower reporting mechanism also covers ESG-related concerns, enabling employees and stakeholders to confidentially report any non-compliance with environmental, social and/or governance policies or suspected greenwashing practices.

Nothing in this Code is intended to limit any employee from giving honest statements or before an administrative agency investigating an alleged violation of discrimination laws, from giving statements as required or permitted by law or federal and state agencies or from discussing or disclosing information about factual unlawful acts in the workplace, such as harassment or discrimination or any other factual conduct that an employee has reason to believe is unlawful.

Waivers of the Code
Waivers of this Code for employees who are not directors, executive officers or other principal financial officers may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public as required by law or regulation of the Securities and Exchange Commission (“SEC”) or the rules of the New York Stock Exchange.

Exemption from the Code

Any related party transaction that is approved by our Board of Directors, or in accordance with our Related Parties Tax Policies and Procedures will be exempt from this Code.

Accounting Complaints

The Company’s policy is to comply fully with all applicable financial reporting and accounting regulations. If any employee has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters concerning the Company, such person is encouraged to submit such concerns or complaints in accordance with the Company’s Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters, a copy of which is available from the Company’s Chief Executive Officer and General Counsel.

Audits of Ethical Standards

The Company will annually review this Code of Business Conduct and Ethics, and seek independent third-party review of its content and structure, the results of which will be reported to its Board of Directors through the Nominating and Corporate Governance Committee for consideration.

Employee Training on Ethical Standards

The Company shall provide mandatory training on the information, policies and procedures provided in this Code of Business Conduct and Ethics to all new Directors, executives and employees, and annual refresher trainings to all current Directors, executives and employees. Records of completion of this training shall be maintained by the Company Human Resources Department and made available as needed and deemed appropriate by the Company executives.

HONEST AND ETHICAL CONDUCT
Each employee must always conduct himself or herself in an honest and ethical manner. Each employee must act with the highest standards of personal and professional integrity and not tolerate others who attempt to deceive or evade responsibility for their actions. All actual or potential conflicts of interest between personal and professional relationships must be handled honestly, ethically and in accordance with the policies specified in this Code. In addition, all employees must be direct, honest and truthful in discussions with, or requests for information from, regulatory agency officials and government officials, as well as in all dealings with business partners and stockholders.

Anti-Corruption / Anti-Bribery.
Corruption or any dishonest or fraudulent behavior including bribery and facilitation payments, as defined in the Anti-Bribery Regulations set out below, will not be tolerated. The Company, and its Directors, Executives, employees, contractors or agents will not make or permit to be made any improper payments and will comply with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, the Organization for Economic Co-operation and Development (“OECD”) Convention on Anti-Bribery, and other applicable local anti-bribery laws and international anti-bribery standards (collectively, the “Anti-Bribery Regulations”).

Company will not pay any commission, finder's fee, or referral fee, or make any political or charitable contribution, to any person in violation of any Anti-Bribery Regulations in connection with activities on behalf of the Company. The Company’s annual training on ethical standards includes anti-corruption to ensure that all personnel are knowledgeable about these regulations and adhere to our anti-corruption and anti-bribery policy.
CONFLICTS OF INTEREST
Identifying Potential Conflicts of Interest
A conflict of interest can occur when an employee’s private interest interferes, or even appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:
•Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company. The foregoing shall not apply with respect to employment or service for any subsidiary or affiliate of the Company.
•Improper Personal Benefits. No employee, or family member (as defined below) of an employee, should obtain or receive any improper personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidance in this area.
•Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material tenant, contractor,

real estate broker/agent, partner, lender or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material tenant, contractor, real estate broker/agent, partner, lender or competitor or (ii) an investment in a material tenant, contractor, real estate broker/agent, partner, lender or competitor that represents more than 5% of the total assets of the employee. The foregoing shall not apply with respect to a financial interest in any subsidiary or affiliate of the Company.

•Loans or Other Financial Transactions. No employee, or family member (as defined below) of an employee, should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, the Company or any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions or any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor, except that loans or guarantees of personal obligations are prohibited from any material contractors or real estate broker/agents under any circumstances.
•Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for- profit) whose interests reasonably would be expected to conflict with those of the Company. Any employee invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the prior approval of the Company’s Chief Executive Officer or General Counsel. Directors who are invited to serve on the board of directors of another organization should promptly notify the Chairman of the Board.
•Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, and parents, in-laws and children whether such relationships are by blood, marriage or adoption.
For purposes of this Code, a company is a “material” tenant of the Company if it is one of the Company’s 20 largest tenants in the Company’s industrial, office and mixed-use portfolios based on annualized base rent as of the most recent fiscal year. A company is a “material” contractor if the company has active engagements with the Company and/or its affiliates of an aggregate total of over $50 million. A person or company is a “material” real estate broker/agent if the person or company and/or its affiliates has earned in excess of an aggregate total of $10 million from transactions with the Company and/or its affiliates in any prior calendar year. A company is a “material” partner if either such company or the Company holds an investment in the other or the other’s wholly owned or partially owned subsidiaries in excess of $50 million in the aggregate. A company is a “material” lender if the Company has loans outstanding at any given time in excess of $50 million from the lender. A company is a “material” competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of

$20 million. If you are uncertain whether a particular company is a material tenant, contractor, real estate broker/agent, partner, lender or competitor, please contact the Company’s Chief Executive Officer or General Counsel for assistance.

Disclosure of Conflicts of Interest
The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or, if you are a director, to the Chairman of the Board. Your supervisor or the Chairman of the Board, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES
As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity related to Company’s business activities through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain, nor may any employee compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Company’s Chief Executive Officer and/or General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on substantially the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

CONFIDENTIAL INFORMATION
Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees must safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company.
Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

When discussing or in possession of confidential information, employees should always be aware of their surroundings. Employees are encouraged not to discuss Company business in the presence of others, including other employees, who do not have a right or need to know such information. Employees should be particularly careful in public places, including restaurants, airplanes, trains and public pay phones. In appropriate circumstances, disclosure of confidential information may be authorized by your supervisor or other appropriate Company personnel.
Any outside requests for Company information should only be handled by authorized persons.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s General Counsel.

COMPETITION AND FAIR DEALING
All employees should endeavor to deal fairly with fellow employees and with the Company’s tenants, contractors, real estate brokers/agents, partners, lenders, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
Relationships with Tenants, Contractors, Real Estate Brokers/Agents, Partners and Lenders
Our business success depends upon our ability to foster lasting relationships with our tenants, contractors, real estate brokers/agents, partners and lenders. The Company is committed to dealing with tenants, contractors, real estate brokers/agents, partners and lenders fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with such companies or persons:
•Information we supply to tenants, contractors, real estate brokers/agents, partners and lenders should be as current, accurate and complete as available. Employees should not deliberately misrepresent information to tenants, contractors, real estate brokers/agents, partners and lenders.
•Tenant, contractors, real estate brokers/agents, partner or lender entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to, or a reward for, tenant, contractors, real estate brokers/agents, partner or lender decisions unless expressly approved by the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.
Relationships with Suppliers
The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

PROTECTION AND PROPER USE OF COMPANY ASSETS
Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.
To ensure the protection and proper use of the Company’s assets, each employee should:
•Exercise reasonable care to prevent theft, damage or misuse of Company property.
•Report the actual or suspected theft, damage or misuse of Company property to a supervisor.
•Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes. Employees shall use every reasonable effort to limit any personal use of the Company’s telephone system or other electronic communication services or property.
•Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.
Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.
It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from tenants, contractors, real estate brokers/agents, partners or lenders only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:
•Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:
•The items are of reasonable value;
•The purpose of the meeting or attendance at the event is business related; and
•The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.
Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other tenants, contractors, real estate brokers/agents, partners or lenders.
•Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.
•Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.
•Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.
•Charitable contributions and sponsorship. Any contributions or sponsorships must not be used as a means to influence or obtain favorable treatment.
You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Company’s Chief Executive Officer and/or General Counsel, which may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor, the Company’s Chief Executive Officer or General Counsel for additional guidance.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state, local or foreign governments. If you have any questions about this policy, contact your supervisor, the Company’s Chief Executive Officer or General Counsel for additional guidance.
COMPANY RECORDS
Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects.
Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS
As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations.
Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. In order to fulfill such obligation, the principal financial officers and each other employee working in the Accounting Department must:

•Carefully review drafts of reports and documents the Company is required to file with, or submit to, the SEC before they are filed, or submitted, and Company press releases or other public communications before they are released to the public, with particular focus on disclosures each such person does not understand or agree with and on information known to such person that is not reflected in the report, document, press release or public communication.
•Comply with the Company’s disclosure controls, policies and procedures as in effect from time to time, which have been designed to ensure that the information required to be disclosed by the Company in its SEC filings is collected, processed, summarized and disclosed in a timely fashion and accumulated and communicated to the appropriate persons.
•Promptly bring to the attention of the Disclosure Committee or a member thereof any material information of which such person may become aware that affects the disclosures made by the Company in its public filings, any material information that may assist the Disclosure Committee in fulfilling its responsibilities, matters that such person feels could compromise the integrity of the Company’s financial reports or disagreements on accounting matters.
•Always act with the highest standards of personal and professional integrity: do not tolerate others who attempt to deceive, or evade responsibility for actions.
In addition, these employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS
Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor, the Company’s Chief Executive Officer, or General Counsel.

POLITICAL CONTRIBUTIONS AND ACTIVITIES
The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Company’s Chief Executive Officer or General Counsel.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

•Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.
•Use of Company Facilities. The Company’s facilities may not be used for political activities (including fundraisers or other activities related to running for office). The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the Company’s Chief Executive Officer or General Counsel.
•Use of Company Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.
These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the Company’s Chief Executive Officer or General Counsel if you have any questions about this policy.

COMPLIANCE WITH ANTITRUST LAWS
Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws
In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are violations of U.S. antitrust laws:

•Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•Limitation of Supply. The Company may not agree with its competitors to limit its production or restrict the supply of its services.
•Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.
•Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•Tying. The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.
Meetings with Competitors
Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Company’s Chief Executive Officer or General Counsel. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:
•Prices;
•Costs;
•Market share;
•Allocation of sales territories;
•Profits and profit margins;
•Supplier’s terms and conditions;
•Product or service offerings;
•Terms and conditions of sale;
•Production facilities or capabilities;
•Bids for a particular contract or program;
•Selection, retention or quality of customers; or
•Distribution methods or channels.
Professional Organizations and Trade Associations
Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information. You are required to notify the Company’s Chief Executive Officer or General Counsel prior to attending any meeting of a professional organization or trade association.

Seeking Help
Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Company’s Chief Executive Officer or General Counsel promptly for assistance, approval and review.

COMPLIANCE WITH INSIDER TRADING LAWS
Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, non-public information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of Rexford Industrial Realty, Inc. on the basis of material, non-public information. Company employees who obtain material non-public information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:
•Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;
•Important new products or services;
•Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;
•Possible management changes or changes of control;

•Pending or contemplated public or private sales of debt or equity securities;
•Acquisition or loss of a significant tenant, contractor relationship, real estate broker/agent relationship, partner or contract;
•Significant write-offs;
•Initiation or settlement of significant litigation; and
•Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.
The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Company’s Chief Executive Officer or General Counsel.

PUBLIC COMMUNICATIONS AND REGULATION FD
Public Communications Generally
The Company places a high value on its credibility and reputation in the community.
What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Compliance with Regulation FD
In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include broker-dealers (including their investment analysts), institutional investors, investment managers and other investment advisors.

To ensure compliance with Regulation FD, we have designated the following officials as “Company Spokespersons:”
•Chairman;
•Chief Executive Officer;
•Chief Financial Officer; and
•General Counsel.

Only Company Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. If you receive a request for information from any securities market professionals or stockholders, promptly contact the Investor Relations Department to coordinate a response to such request.

Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD. Contact the Company’s General Counsel if you have any questions about the scope or application of Regulation FD. The Company also has a detailed policy on Regulation FD, which may be obtained from the Company’s General Counsel or the Investor Relations Department.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.
Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Company’s General Counsel if you have any questions about the laws, regulations and policies that apply to you.
Environment
All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.
Health and Safety
The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.
EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Company’s General Counsel or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination
The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non- employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.
If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.
Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.
Alcohol and Drugs
The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events.
Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.
Violence Prevention and Weapons
The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business must immediately report the situation to their supervisor or the Human Resources Department.
The Company does not permit any individual to have weapons of any kind without permission in Company property or vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

Monitoring and Reporting
The Company monitors compliance with the ethical standards set out in this Code of Conduct and maintains confidential records of reports and inquiries to the Ethics Hotline and any subsequent action taken. Reporting of incidents may be conducted as appropriate or necessary.

CONCLUSION
This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor, the Company’s Chief Executive Officer or General Counsel or the Ethics Helpline at 1-855-877-6042. We expect all Company employees, to adhere to these standards.

The sections of this Code of Business Conduct and Ethics titled “Introduction,” “Conflicts of Interest,” “Company Records,” “Accuracy of Financial Reports and Other Public Communications” and “Compliance with Laws and Regulations,” as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including Item 406 of Regulation S-K.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

This Policy was approved and made effective by the Rexford Board of Directors on July 18, 2013; last updated April 21, 2026.

Exhibit A

REXFORD INDUSTRIAL REALTY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT

I hereby acknowledge that I have received, read, understand and will comply with the Rexford Industrial Realty, Inc. Code of Business Conduct and Ethics.
I will seek guidance from, and raise concerns about possible violations of the Code of Business Conduct and Ethics with my supervisor, senior management, Rexford Industrial Realty, Inc.’s Chief Executive Officer and/or General Counsel or through Rexford Industrial Realty, Inc.’s Ethics Helpline.
I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.

Please sign here:
Print Name:
Date:
This signed and completed form must be returned to Rexford Industrial Realty, Inc.’s General Counsel within ten (10) business days of receiving this Code.